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                                                      WANG LABORATORIES INC.
                                 EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                (Dollars in millions except ratios)

                                               Reorganized  Company                     Predecessor Company
                                         -------------------------------  ------------------------------------------------------
                                           Nine months      Nine months    Three months ended
                                         ended March 31,  ended June 30,    September 30,          For the year ended June 30,
                                         ---------------  --------------  ------------------------------------------------------
                                              1995            1994             1993             1993     1992     1991     1990
FIXED CHARGES
   Interest Expense                          $ 2.7           $ 3.5             $1.2            $15.0    $44.6    $44.0    $79.9
   Portion of rent expense
     representative of interest                6.5             5.6              2.7              9.7     19.1     33.5     47.0
                                          --------        --------         ----------------------------------------------------
                                               9.2             9.1              3.9             24.7     63.7     77.5    126.9

   Preferred dividend requirement             11.3             7.5               --              --       --       --       --
                                          --------        --------         ----------------------------------------------------
Combined fixed charges and
     preferred dividend                     $ 20.5           $16.6             $3.9            $24.7    $63.7    $77.5   $126.9
                                          ========        ========         ====================================================


EARNINGS
   Income (loss) from continuing
      operations before income
      taxes, discontinued operations,
      fresh-start reporting adjustment
      and extraordinary item                $(60.7) (1)      $20.4           $(22.6)         $(197.2) $(346.5) $(368.8) $(577.3)

   Fixed charges per above                     9.2             9.1              3.9             24.7     63.7     77.5    126.9
                                          --------        --------         ----------------------------------------------------
                                            $(51.5)          $29.5           $(18.7)         $(172.5) $(282.8) $(291.3) $(450.4)
                                          ========        ========         ====================================================
Ratio of earnings to combined
   fixed charges and preferred dividends      --               1.8             --               --       --       --       --
                                          ========        ========         ====================================================
Coverage deficiency                         $(51.5) (1)        --            $(18.7)         $(172.5) $(282.8) $(291.3) $(450.4)
                                          ========        ========         ====================================================

(1) Includes $64.2 million provision for integration-related costs and other charges

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